Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS UPSIDE SURPRISE IN 2020 FOURTH QUARTER AND FULL YEAR SALES

Comparable Fourth Quarter Sales up 3.5% and 2020 EPS Guidance Increased

New York, New York, January 25, 2021: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that for the three months ended December 31, 2020, net sales were $184.0 million or 3.5% ahead of $177.8 million in the final quarter of 2019. At comparable foreign currency exchange rates, consolidated fourth quarter net sales were practically unchanged from those of 2019. For the full year, net sales declined 24.5% to $539.0 million from 2019’s record sales of $713.5 million. At comparable foreign currency exchange rates, consolidated 2020 net sales declined 25.6%. Of note, the average dollar/euro exchange rate for the 2020 fourth quarter was 1.19 compared to 1.11 in the fourth quarter of 2019. For the full years ended December 31, 2020 and 2019, the average dollar/euro exchange rates were 1.15 and 1.12, respectively. Inter Parfums plans to issue results for the 2020 fourth quarter and full year on or about, Monday, March 1, 2021.

Net Sales:

	Three months ended December 31,			Year Ended December 31,
	2020	2019	% Change	2020	2019	% Change
	($ in millions)

European based product sales	$139.6	$129.1	8.1%	$422.9	$542.1	(22.0)%
United States based product sales	44.4	48.7	(8.8)%	116.1	171.4	(32.3)%
	$184.0	$177.8	3.5%	$539.0	$713.5	(24.5)%

Jean Madar, Chairman & CEO of Inter Parfums stated, “Sales in the final quarter far exceeded expectations and were in fact, better than our third quarter, historically our strongest. Several of our largest brands closed the year with impressive numbers. Montblanc, Jimmy Choo, Coach and Anna Sui grew fourth quarter sales by 9.8%, 13.4%, 18.0% and 62.3%, respectively, from the 2019 fourth quarter. With the exception of Coach Dreams, which was introduced in early 2020, and the initial rollout of Anna Sui Sky in China and Hong Kong toward the end of last year, we postponed most of the planned 2020 new product launches until 2021.”

Mr. Madar continued, “Our 2021 new product pipeline is abundant, with new entrants for our European operations that include women’s scents for the Jimmy Choo, Kate Spade, Lanvin and Rochas brands. For U.S. operations, we have fragrance duos unveiling for the Abercrombie & Fitch and Hollister brands, and women’s scents debuting for the Anna Sui, GUESS, MCM, and Oscar de la Renta brands, plus broader distribution of Anna Sui Sky throughout Asia is also planned.”

Summing up, Mr. Madar noted, “Our responsiveness and the effectiveness of the measures undertaken in the spring produced better than expected sales in the second half. As a result, we achieved a solid annual performance which, while down compared to 2019, highlights the quality and strength of our brand portfolio.”

Inter Parfums, Inc.	Page 2
January 25, 2021

2020 and 2021 Guidance

Russell Greenberg, Executive Vice President & Chief Financial Officer stated, “As a result of the upside surprise in fourth quarter net sales, we are raising our 2020 guidance for diluted net income per share to between $1.15 and $1.20. Our bottom line is expected to significantly benefit from the cost control measures put in place at the onset of the Covid-19 pandemic. Visibility of future results is still challenging, therefore our expectations for 2021 currently remain unchanged, with sales in the range of $610 million to $625 million, resulting in diluted net income per share in the range of $1.20 and $1.25. Guidance assumes that the average dollar/euro average exchange rate remains at current levels.”

Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Dunhill, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade New York, MCM, Moncler, Montblanc, Oscar de la Renta, Paul Smith, Repetto, S.T. Dupont and Van Cleef & Arpels. Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand. Through its global distribution network, the Company’s products are sold in over 120 countries.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2019, the Quarterly Report on Form 10-Q filed for the third quarter of 2020 and the additional reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com